Exhibit 10.18

FORM OF LICENSE AGREEMENT

THIS FORM OF LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of the ___ day of ___________, 2006 (“Effective Date”) by and between ________________, a Delaware limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM”).

WHEREAS, OWNER has entered into that certain Lump Sum Design-Build Agreement dated the date hereof (the “Contract”) with Fagen, Inc., a Minnesota corporation (“Fagen”), under which Fagen is to design and construct a 100 million gallon per year ethanol plant for OWNER to be located in or near _______________ (the “Plant”);

WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and

WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership and operation of the Plant, all upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

1. ICM grants to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the design, construction, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”). The limited license granted in this License Agreement shall remain in effect and shall not terminate for so long as the Plant is operational, except as otherwise provided in this paragraph 1 or paragraph 12.

(a) If the Contract is terminated for any reason not expressly set forth in paragraph 1(b) (including, without limitation, termination by OWNER for OWNER’s convenience under Section 15.3 of the Contract or termination by Fagen for cause pursuant to Section 15.5.1(d) of the contract), the limited license granted to OWNER herein shall terminate.

(b) If (i) the Contract is terminated by OWNER due to Fagen’s default (pursuant to Section 15.2 or 15.6 of the Contract), or (ii) the Contract is terminated by Fagen for cause in accordance with Section 15.5 of the Contract (other than a termination under Section 15.5.1(d) of the Contract), then, in either case, OWNER may cause the Plant to be completed and maintain the limited license granted to it herein subject to the conditions set forth in this paragraph 1(b). In this event, ICM shall have the option of completing the Plant and the parties shall negotiate in good faith the terms and conditions of a replacement contract which shall be reasonable. If ICM chooses not to complete the Plant, or if the parties are unable to reach mutual agreement on the terms and conditions of a replacement contract within thirty (30) days after the Contract is terminated despite their good faith efforts to do so, then, in either case, this License Agreement shall remain in effect and OWNER will be free to select and utilize a qualified contractor to serve as a replacement contractor to complete the Plant, provided, however, (A) OWNER may not utilize a replacement contractor other than Kiewit without ICM’s prior written approval, which will not be unreasonably withheld or delayed (the parties agree that ICM may withhold its approval, and such approval will not be considered unreasonably withheld, if the replacement contractor is Delta-T Corporation, Broin Companies, Lurgi, Vogelbusch or Katzen (each of which is referred to hereinafter as a “Technology Competitor”) or any successor or affiliate of a Technology Competitor or any contractor who regularly performs work for a Technology Competitor), (B) such replacement contractor must execute and deliver to ICM an instrument, in form and substance reasonably acceptable to ICM, under which such replacement contractor agrees to be bound by the provisions of this License Agreement to the same extent as OWNER, (C) if ICM has not been paid all amounts that would have been payable by Fagen to ICM with respect to the Plant had Fagen completed the Plant pursuant to the Contract, OWNER shall pay such remaining amounts to ICM, and, (D) such replacement contractor enters into an agreement with ICM under which ICM provides those services (on a reasonable time and materials basis) that ICM reasonably determines are needed for the replacement contractor to complete the Plant and achieve the performance standards contained in the Contract (OWNER understands that Fagen and ICM possess certain knowledge and know-how concerning the construction of ethanol plants that utilize the Proprietary Property that is not known or available to other contractors and therefore any replacement contractor will need some assistance from ICM in order to complete the Plant), all of which must occur prior to OWNER supplying any of the Proprietary Property to such replacement contractor. The replacement contractor, OWNER and ICM will negotiate in good faith and cooperate with each other toward execution of a reasonable service agreement under clause (D) above.

2. The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER, whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly (including, without limitation, through Fagen or any replacement contractor under paragraph 1(b)) and in whatever form or medium, in connection with the Purpose including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. Proprietary Property disclosed in written format by ICM shall contain one or more words conspicuously printed, typed or marked thereon indicating that such materials are proprietary and/or confidential. The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other similar information concerning the Purpose. Proprietary Property shall not include any information or materials that OWNER can demonstrate by clear and convincing evidence and written documentation: (i) was lawfully in the possession of OWNER prior to disclosure by ICM or Fagen (or any replacement contractor under paragraph 1(b)); (ii) was in the public domain prior to disclosure by ICM or Fagen (or any replacement contractor under paragraph 1(b)); (iii) was disclosed to OWNER by a third party other than Fagen (or any replacement contractor under paragraph 1(b)) having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM or Fagen (or any replacement contractor under paragraph 1(b)) comes into the public domain through no fault of OWNER or its members, directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

3. OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant. Upon reasonable notice, ICM and its Representatives shall have the express right at any time to enter upon the premises of the Plant to inspect the Plant and its operation to ensure that OWNER is complying with the terms of this License Agreement (provided that such inspection may not unreasonably interfere with the operation of the Plant, and OWNER may require ICM and its Representatives to execute reasonable nondisclosure agreements and to comply with OWNER’s reasonable safety and similar procedures).

4. In the event the replacement contractor selected pursuant to paragraph 1(b) (including Kiewit) fails to comply in all material respects with the terms and conditions of the agreement entered into between such replacement contractor and ICM in accordance with paragraph 1(b)(D), including all construction guidelines and manuals incorporated therein, or in the event OWNER fails to materially comply with any part of the Operating Procedures, all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen (or any replacement contractor under paragraph 1(b)), concerning the performance of the Plant or the Proprietary Property (collectively the “Guarantees”) will be void to the extent that ICM reasonably determines such Guarantees are materially affected by such failure of the replacement contractor or OWNER and for such period of time that ICM reasonably determines such failure by the replacement contractor or OWNER impacts such Guarantees. OWNER agrees to indemnify, defend and hold harmless ICM and its Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of OWNER’s or its Representatives’ (a) failure to materially comply with the Operating Procedures or (b) negligent or unauthorized use of the Proprietary Property.

5. Any and all modifications to the Proprietary Property by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.

6. ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property. OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.

7. OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary Property pursuant to the limited license granted to OWNER, the consideration for this limited license is included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract or, in the event of a replacement contractor, the amounts payable by OWNER to ICM under clause (C) of paragraph 1(b).

8. OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM, which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property by OWNER or its Representatives, or (ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

9. The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM’s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person provided, OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part in connection with, and to the extent it is necessary and essential for, the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement relating to the disclosure and use of the Proprietary Property. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. OWNER shall notify ICM immediately upon discovery of any unauthorized use or disclosure of the Proprietary Property, or any other breach of this License Agreement by OWNER or its Representatives, and shall cooperate with ICM in every reasonable way to help ICM regain possession of the Proprietary Property and prevent its further unauthorized use or disclosure. In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.

Notwithstanding the foregoing, (a) OWNER may provide the Proprietary Property to any wholly-owned affiliate which owns or operates an ethanol production facility, if a license agreement between ICM and the affiliate which is similar in nature to this License Agreement is in effect at the time such Proprietary Property is so provided to the affiliate, provided that such affiliate agrees in writing to be bound by the provisions of this License Agreement to the same extent as OWNER; provided, however, nothing in this clause shall be construed or interpreted as authorizing the affiliate to use such Proprietary Property in connection with its ethanol production facility and ICM (and its Representatives) shall have the same right to inspect such facility as it does the Plant under paragraph 3 to insure that the affiliate is complying with the terms of this License Agreement, (b) OWNER may provide such information to the Lenders (as defined in the Contract), or to the Lenders’ consultants or agents, provided that ICM and such person first execute a confidentiality agreement in a form mutually acceptable to ICM and such person (in ICM’s and such person’s discretion), (c) OWNER may provide such information to its board members and equity owners consistent with its internal governance practices, provided that such persons agree in writing to be bound by the provisions of this License Agreement to the same extent as OWNER, and (d) OWNER may provide such information to any replacement contractor retained by OWNER in accordance with the provisions of paragraph 1(b) hereof.

10. OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives or any other person to whom OWNER provides Proprietary Property pursuant to the second paragraph of paragraph 9 above. OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. Therefore, ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.

11. The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or the license granted herein under paragraph 1 or paragraph 12.

12. ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER if OWNER willfully or wantonly (a) uses the Proprietary Property for any purpose, or (b) discloses the Proprietary Property to anyone, in each case other than permitted herein. Upon termination of the license under paragraph 1 or this paragraph 12, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and, upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER’s or its Representatives’ possession that contain Proprietary Property, in whatever format, whether written or electronic, including any and all copies or reproductions of the Proprietary Property. OWNER shall permanently delete all such Proprietary Property from its computer hard drives and any other electronic storage medium (including any backup or archive system). OWNER shall deliver to ICM a written certificate which certifies that all electronic copies or reproductions of the Proprietary Property have been permanently deleted.

13. The laws of the State of Kansas, United States of America, shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Wichita, Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts.

14. OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing. OWNER further agrees that the aggregate recovery of OWNER and Fagen (and everyone claiming by or through OWNER and Fagen), as a whole, against ICM and ICM’s Representatives, collectively, for any and all claims that arise out of, relate to or result from this License

Agreement, the Proprietary Property or the Contract, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed the amount paid by Fagen to ICM in connection with the design and construction of the Plant under the Contract.

15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.

16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the third business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.

18. The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.

19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.

20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement.

OWNER:		ICM:

ICM, Inc.

By:	Steven H. Durham	By:

Title:	Chairman	Title:

Date Signed:		Date Signed:

Address for giving notices:		Address for giving notices:

4311 Oak Lawn Avenue, Suite 650		301 N First Street
Dallas, TX 75219		Colwich, KS 67030

The terms and provisions of this License Agreement are agreed to this ____ day of _____________, 2006.

Fagen, Inc.

By:

Title: